Exhibit 99.1

For Immediate Release

April 1, 2010

For more information:	Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES THE
SALE OF 25 PERCENT OF ITS NON-PERFORMING ASSETS
AND A $65 MILLION CAPITAL FACILITY

BLAIRSVILLE, GA, April 1, 2010 – United Community Banks, Inc. (Nasdaq: UCBI, “United”) announced today that it has entered into a securities purchase agreement with Fletcher International, Ltd. (“Fletcher”) and its wholly owned subsidiary, United Community Bank, has entered into an asset purchase and sale agreement with Fletcher International, Inc. and certain affiliates thereof (the “Purchasers”).

United Community Bank (“Bank”) has agreed to sell to the Purchasers $100 million of certain non-performing commercial and residential mortgage loans and other real estate owned properties with an aggregate sales price equal to the Bank’s carrying value.  In connection with the asset sale, which is scheduled to close on or before April 30, 2010, the Bank will receive a $10 million deposit from Fletcher and the Bank will loan the Purchasers $80 million, in aggregate, to acquire the purchased assets, with the remainder paid in cash.  The Purchasers will also deposit $17.5 million upon the purchase of the assets, to pre-fund the estimated three years of interest and other related carry costs.  As part of the asset sale, Fletcher will receive a $30 million warrant to purchase common stock equivalent junior preferred stock that is equal to, after exercise, 7,058,824 shares of United’s common stock at an exercise price of $4.25 per common share assuming the exercise price was paid in cash.

“This is a very unique and attractive transaction for United and its shareholders,” stated Jimmy Tallent, president and chief executive officer of United.  “It allows us to sell $100 million of our more illiquid non-performing assets in our non-Atlanta markets while avoiding any additional charge-offs and credit costs.  This is particularly attractive due to the lack of investors in these markets and the difficulty we have experienced in successfully selling lots, raw land, and other properties.  This transaction helps to significantly reduce our non- performing assets by about 25%, allowing us to achieve our goal of reducing non-performing assets at the highest economic value to our shareholders while preserving our capital position.”

Also on April 1, 2010, United and Fletcher entered into a securities purchase agreement pursuant to which during the next two years, Fletcher has the right to purchase up to $65 million of United’s Series C Convertible Preferred Stock (the “Convertible Preferred Stock”).   After shareholder approval, the Convertible Preferred Stock will bear interest equal to LIBOR + 4 percent per annum with a cap of 8 percent and is convertible by Fletcher into United’s common stock at $5.25 per share. If Fletcher has not purchased all of the Convertible Preferred Stock by May 26, 2011, it must pay United 5 percent of the commitment amount not purchased by such date, and it must pay United an additional 5 percent of the commitment amount not purchased by May 26, 2012.

“The securities facility with Fletcher provides United with access to additional capital at a cost that we believe is very attractive and, coupled with the asset sale, will allow us to be more proactive in pursuing market opportunities,” stated Tallent. “We believe that United currently maintains a sound capital position and as a result of this facility, we have enhanced our capital base.”

As part of the securities transaction, the initial warrant issued to Fletcher in connection with the asset sale will be increased upon Fletcher purchasing Convertible Preferred Stock by an amount equal to $1.00 for each $1.00 of Convertible Preferred Stock purchased in excess of $30 million with a maximum of an additional $35 million of warrants being granted to purchase common stock equivalent junior preferred stock.  This $35 million warrant, after exercise, is equal to 5,813,953 shares of United’s common stock at an exercise price of $6.02 per common share assuming the exercise price was paid in cash. The warrant has a life of nine years and may only be exercised by way of a cashless exercise. The net shares to be delivered upon cashless exercise will be less than what would have been issuable if the warrant had been exercisable for cash.

“We have been working with Fletcher on this transaction for some time,” stated Tallent.  “Creating a structure that provides an opportunity for new capital combined with the sale of non-performing assets at book value that is both innovative and strategic. We very much appreciate the commitment by Fletcher and we very much welcome them as shareholders of United.”

“Community banks are the engines that power local economies, which, in turn, provide jobs, homes, and security to people around the country,” said Denis J. Kiely, Director of Fletcher Asset Management, Inc. “With these concurrent investments, we hope to free capital on United's balance sheet to allow it to continue and expand its investment in its communities and fulfillment of its mission.”

The securities transactions described above are subject to United’s shareholder approval pursuant to the Listing Requirements of the Nasdaq Global Select Market, which will be sought at United’s Annual Meeting of shareholders to be held on May 26, 2010.  If shareholder approval is not received, the Securities Purchase Agreement provides that in no event will Fletcher be issued in excess of 19.99 percent of United’s outstanding common stock, that the preferred stock dividend rate would be LIBOR + 8 percent with a cap of 12 percent, and investments by Fletcher may be delayed.  Further, the Securities Purchase Agreement contains a restriction that Fletcher may not own more that 9.75 percent of United’s outstanding common stock at any time.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8.0 billion and operates 27 community banks with 107 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.

About Fletcher Asset Management, Inc.
Founded in 1991, SEC-Registered Investment Advisor Fletcher Asset Management Inc., Fletcher International, Ltd., Fletcher International, Inc. and other affiliates in the United States and Europe seek consistent investment returns from their supportive direct investments in responsible companies and in select private investment funds. More than 50 direct investments have strengthened promising companies helping to secure more than 50,000 jobs and develop and deliver important products and services. Additional information is available at www.fletcher.com.